Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
April 22, 2021	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP ANNOUNCES SUBMISSION OF

NASDAQ LISTING APPLICATION

Munster, Indiana – NorthWest Indiana Bancorp (OTC Pink: NWIN) (the “Bancorp” or “NWIN”), the holding company for Peoples Bank, today announced that it has submitted an application to list its common stock on the NASDAQ Capital Market®. The application has been submitted through the NASDAQ Listing Center, all applicable application fees have been paid, and a listing analyst has been assigned to the Bancorp to assist throughout the listing process.

The Bancorp will submit additional information and documentation as it is required based on comments from its assigned listing analyst and others at NASDAQ who will be assisting the Bancorp. In this regard, in order to complete the listing process, all companies seeking to list on the NASDAQ, including the Bancorp, need to satisfy the NASDAQ’s financial and liquidity requirements and corporate governance standards. The Bancorp believes that it meets the requirements for listing on the NASDAQ Capital Market®.

“Filing this application is an important step as we work to achieve our goal of moving from the OTC to the NASDAQ. Our application is the result of extensive research, and we continue to believe that the NASDAQ is the best exchange for our company to be listed. This listing will support our strategy, help us attract capital, and unlock the value we have created for our shareholders over the years. We believe that we meet all the criteria necessary for approval and look forward to the next steps in the process,” said Benjamin Bochnowski, President and CEO.

The Bancorp currently expects that the NASDAQ will make a decision on the Bancorp’s application by the end of May 2021. The Bancorp’s common shares will continue to be quoted on the OTC Pink Marketplace until such time as the shares may be listed on the NASDAQ Capital Market®, if the Bancorp’s application is approved by the NASDAQ.

The Bancorp has submitted its listing application with the NASDAQ under its current corporate name, NorthWest Indiana Bancorp, and ticker symbol of “NWIN.” Upon the effectiveness of the Bancorp’s previously announced name change to Finward Bancorp, the Bancorp intends to notify the NASDAQ of such name change for listing purposes and seek the approval of the use of the ticker symbol “FNWD.” The Bancorp has previously reserved the symbol “FNWD” with the NASDAQ. As previously announced, the Bancorp is awaiting notification from the Financial Industry Regulatory Authority, Inc. as to the effective date of the name change and approval of the new trading symbol for purposes of quotation on the OTC Pink Marketplace.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 22 locations in Lake and Porter Counties in Northwest Indiana and South Chicagoland. NorthWest Indiana Bancorp’s common stock is quoted on the OTC Pink Marketplace under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth, and operating strategies of NWIN.  For these statements, NWIN claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Statements in this communication should be considered in conjunction with the other information available about NWIN, including the information in the filings NWIN makes with the SEC.  Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.  Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.  Risks and uncertainties that could cause actual results to differ materially include: the significant risks and uncertainties for our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by the COVID-19 pandemic, which will depend on several factors, including the scope and duration of the pandemic, its influence on financial markets, the effectiveness of our remote work arrangements and staffing levels in branches and other operational facilities, and actions taken by governmental authorities and other third parties in response to the pandemic; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates, market liquidity, and capital markets, as well as the magnitude of such changes, which may reduce net interest margins; inflation; customer acceptance of NWIN’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

In addition to the above factors, we also caution that the actual amounts and timing of any future common stock dividends or share repurchases will be subject to various factors, including our capital position, financial performance, capital impacts of strategic initiatives, market conditions, and regulatory and accounting considerations, as well as any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends. Further, statements about the effects of the COVID-19 pandemic on our business, operations, financial performance, and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable, and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties, and us.